CIGNA CORPORATION                                                     EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

                                                                                                      SIX MONTHS ENDED
                                                                                                          JUNE 30,
                                                                                                  1996               1995
==============================================================================================================================
Income before income taxes                                                                        $703               $706
                                                                                                  ----               ----

Fixed charges included in income:
    Interest expense                                                                                55                 63
    Interest portion of rental expense                                                              44                 46
                                                                                                  ----               ----

Total fixed charges included in income                                                              99                109
                                                                                                  ----               ----

Income available for fixed charges                                                                $802               $815
- --------------------------------------------------------------------------------------------------=========================

RATIO OF EARNINGS TO FIXED CHARGES                                                                 8.1                7.5
- --------------------------------------------------------------------------------------------------=========================
